Exhibit 16.1

February 5, 2020

Securities and Exchange Commission

100 F Street

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of TraqIQ, Inc.’s Form 8-K dated February 5, 2020 and we agree with the statements made regarding our firm. We have no basis to agree or disagree with other statements contained therein.

Sincerely,

/s/ Mac Accounting Group, LLP